Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 1, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of ACM Research, Inc. and subsidiaries (the “Company”) appearing in its Annual Report on Form 10-K for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ Armanino LLP

         Armanino LLP
         San Jose, California

May 15, 2023